Exhibit 99.1

NAPCO Announces First Quarter 2019 Results

- Sales Increase 10% to a First Quarter Record $23.4 Million-

-17th Consecutive Quarter of Year-Over-Year Record Sales-

-Recurring Service Revenues Grew 46% to $3.8 million -

-Net Income Increases 69% to a First Quarter Record $1.5 Million –

-Earnings Per Share Increases 60% to $0.08-

-Adjusted EBITDA* Increases 47% to $2.1 Million-

-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., November 5, 2018-- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its first fiscal quarter ended September 30, 2018.

Financial Highlights:

•	Net sales for the quarter increased 10% to a first quarter record $23.4 million as compared to $21.2 million for the same quarter last year.
•	Recurring service revenue for the quarter increased 46% to $3.8 million as compared to $2.6 million for the same quarter last year. Recurring service revenue now has a prospective annual run rate of $15.6 million based on September 2018 recurring revenues.
•	Net income for the quarter increased 69% to a first quarter record of $1.5 million from $890,000 a year ago. Earnings per share (diluted) for the quarter increased 60% to $0.08, as compared to $0.05 for the same period a year ago.
•	Adjusted EBITDA* for the quarter increased 47% to $2.1 million or $0.11 per diluted share from $1.4 million or $0.08 per diluted share a year ago.

Richard Soloway, Chairman and President said, “Our Q1 performance provided a strong start to our Fiscal 2019 year and we have continued our uninterrupted pace of 17 consecutive quarters of increased sales growth for our Company. The investments we have made in the research & development and marketing of unique security, fire, communication, access control/locking and IoT product solutions, have provided the fuel for substantial, consistent growth in sales and profitability for NAPCO.

StarLink Fire® communicators, with their exclusive Panel-Powered Technology®, continue to drive solid sales, recurring service revenue (RSR) and share growth. Driving that growth is the huge need for millions of landline-connected fire alarm control panels to be upgraded to wireless, cellular or cellular/IP based communications technology. With the launch of our dual-path fire communicator, required by fire code in major municipalities across the country and our recent launch of our new StarLink LTE, Verizon-powered fire communicator, NAPCO offers one of the most complete, feature-intensive and expansive line of fire and commercial alarm communication solutions in the security and life safety industry.

Q1 saw a monumental addition to our fire offerings, with the launch of our breakthrough, innovative FireLink®, all-in-one, 8-32 zone fire alarm control panel with a built-in cellular LTE, StarLink-powered alarm communicator. In a class by itself, FireLink comes pre-configured and pre-activated, saving considerable installation time and money for the dealer to replace an aging landline-connected fire panel. FireLink could become a strong RSR contributor to our stable of commercial alarm communication solutions.”

Mr. Soloway added, “As a leader in the wireless cellular security/fire alarm and IoT communicator category, our expansive, unmatchable StarLink line of solutions continued to build market share this quarter. The award-winning StarLink Connect® solution, our IoT communicator, enables dealers to generate incremental RSR by upgrading the estimated 25 million legacy regular alarm systems to offer our iBridge® connected home/business services, giving end-user customers the ability to use an app to remotely operate their security systems, lighting, locks, thermostats, and video cameras, from any smart device.

NAPCO launched the iBridge Video Doorbell, during Q1, which lets consumers know who is at the door and speak to them, real-time, remotely, from any smartphone or smart device. Unlike many of the passive, standalone video doorbells on the market today, our video doorbell can be integrated with both NAPCO and other competitors’ security systems, to be able to summon police if trouble is detected, when viewing live video. iBridge Video Doorbell can also be integrated and operated from a singular app to control the powerful iBridge suite of connected home/business, RSR generating services.

NAPCO continues to provide thought leadership and innovation in augmenting school security levels across the U.S. This past quarter saw us add a considerable amount of educational institutions to the list of schools and universities that we help protect across the country. Our Company continues to administer the highly effective SAVI or School Access-control Vulnerability Index and auditing system, where NAPCO dealers, integrators and school security personnel are trained in quantitatively evaluating and scoring any school facility’s security level and then addressing any deficiency with school-specific security solutions. This security auditing is also increasingly being used to secure public venues, apart from educational facilities, concerned with addressing the growing threat of terrorist activities and active-shooter events. Our high-margin commercial product solutions, such as Alarm Lock Access Control Locks, Marks Architectural Hardware and Continental Enterprise-Class Access Control continued to grow sales and market presence in the Education market vertical.”

Mr. Soloway concluded, “We are confident that our plan to consistently increase our sales and the resulting growth in profits, is working well. Our investments in new products, which position us well in high-growth and recurring service revenue markets, have built the foundation for prospective growth. All future indicators and trends seem positive and we look forward to having a strong Fiscal Year 2019.”

Financial Results

Net sales for the three months ended September 30, 2018 increased 10% to a record first quarter revenue of $23.4 million, as compared to $21.2 million for the same period a year ago. Research and Development costs for the quarter were $1.7 million or 7.5% of sales as compared to $1.6 million or 7.6% of sales a year ago. Selling, general and administrative expenses for the quarter were $6.1 million, or 25.9% of sales, as compared to $5.8 million, or 27.5% of sales for the same period last year.

Operating income for the three months ended September 30, 2018 increased 66% to $1.8 million as compared to $1.1 million for the same period a year ago.

Net income for the three months ended September 30, 2018 increased 69% to a first quarter record of $1.5 million, or $0.08 per diluted share, as compared to $890,000, or $0.05 per share, for the same quarter last year

Adjusted EBITDA* for the three months ended September 30, 2018 increased 47% to $2.1 million, or $0.11 per diluted share, as compared to $1.4 million, or $0.08 per diluted share, a year ago.

Balance Sheet Summary

At September 30, 2018, the Company had $7.5 million in cash and cash equivalents as compared to $5.3 million as of June 30, 2018. NAPCO had working capital (defined as current assets less current liabilities) of $43.7 million at September 30, 2018 as compared with working capital of $44.3 million at June 30, 2018. Current ratio (defined as current assets divided by current liabilities) was 5.5:1 at September 30, 2018 and 5.7:1 at June 30, 2018.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 5, 2018. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 5, 2018 and ending on November 12, 2018 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13684785. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security (including recurring service fee revenue), IoT connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and IoT connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018 (unaudited)	June 30, 2018
CURRENT ASSETS
Cash and cash equivalents	$7,469	$5,308
Accounts receivable, net of allowance for doubtful accounts of $189 and $195 at September 30, 2018 and June 30, 2018, respectively, and other reserves	18,807	22,738
Inventories	26,157	24,533
Prepaid expenses and other current assets	1,131	1,124
Total Current Assets	53,564	53,703
Inventories - non-current	5,082	4,401
Deferred income taxes	602	564
Property, plant and equipment, net	6,969	6,791
Intangible assets, net	7,467	7,545
Other assets	267	265
TOTAL ASSETS	$73,951	$73,269

CURRENT LIABILITIES
Accounts payable	$4,812	$4,807
Accrued expenses	2,524	2,112
Accrued salaries and wages	2,363	2,190
Accrued income taxes	129	293
Total Current Liabilities	9,828	9,402
Accrued income taxes	414	414
Total Liabilities	10,242	9,816
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,206,827 and 21,204,327 shares issued; and 18,692,419 and 18,729,082 shares outstanding, respectively	212	212
Additional paid-in capital	16,910	16,890
Retained earnings	60,205	59,420
Less: Treasury Stock, at cost (2,514,408 and 2,475,245 shares, respectively)	(13,618)	(13,069)
TOTAL STOCKHOLDERS' EQUITY	63,709	63,453
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,951	$73,269

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended September 30
	2018	2017
Net sales:
Equipment revenues	$19,590	$18,586
Service revenues	3,786	2,588
	23,376	21,174
Cost of sales:
Equipment related expenses	13,007	12,091
Service related expenses	810	597
	13,817	12,688

Gross Profit	9,559	8,486

Research and development	1,745	1,607
Selling, general, and administrative expenses	6,055	5,820

Operating Income	1,759	1,059
Other expense:
Interest expense, net	7	26

Income before Provision for Income Taxes	1,752	1,033
Provision for Income Taxes	248	143

Net Income	$1,504	$890

Income per share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Weighted average number of shares outstanding:
Basic	18,696,000	18,846,000
Diluted	18,746,000	18,879,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended September 30,
	2018	2017
Net income (GAAP)	$1,504	$890
Add back income tax expense	248	143
Add back interest expense	7	26
Operating Income (GAAP)	1,759	1,059
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	78	93
Add back stock-based compensation expense	5	33
Adjusted non-GAAP operating income	1,842	1,185
Add back depreciation and other amortization	249	237
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$2,091	$1,422
Adjusted EBITDA* per Diluted Share	$0.11	$0.08
Weighted average number of Diluted Shares outstanding	18,746,000	18,879,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

OP: 800-645-9445 x 374

CP: 516-404-3597

pmckillop@napcosecurity.com